Filed Pursuant to Rule 424(b)(5)

Registration No. 333-110345

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus Dated November 18, 2003,

and amended January 21, 2004)

8,013,005 shares of common stock

This prospectus supplement supplements the prospectus dated November 18, 2003, and amended January 21, 2004, relating to the disposition by the selling stockholders of FX Energy, Inc., or their transferees, of up to 8,013,005 shares of common stock or interests therein. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used and not defined in this prospectus supplement have the meaning given to them in the prospectus.

An investment in our shares involves certain risks. We urge you to read the “Risk Factors” section beginning on page 2 of the prospectus and the rest of the prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2008.

            The table and related notes appearing on page 15 of the prospectus, in the section entitled “Selling Stockholders,” are amended to add the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto and by superseding the information with respect to persons previously listed in the prospectus with the information provided below. The information below is based solely on information provided by or on behalf of the Selling Stockholders, and we have not independently verified such information:

	Common Stock
	Beneficially Owned Before Offering(1)		Number to be Sold	Beneficially Owned After Offering
Selling Stockholder	Number	Percent		Number	Percent

Dave Orscheln	27,131	*	27,131	--	--

Note:	The footnote numbering sequence from the full selling stockholders’ table in the prospectus has been retained, resulting in numbering that appears out of sequence in this prospectus supplement.
*	Less than 1%.
(1)	Assumes conversion and exercise of warrants.

2